Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	James McMonagle
Vice President and Chief Financial Officer
(610) 487-0904

AMREP REPORTS FISCAL 2019 RESULTS

Plymouth Meeting, Pennsylvania, July 26, 2019 – AMREP Corporation (NYSE: AXR) today reported net income of $1,527,000, or $0.19 per share, for its 2019 fiscal year ended April 30, 2019 compared to net income of $238,000, or $0.03 per share, for the prior year. These results reflect both continuing and discontinued operations. Discontinued operations resulted from the sale of AMREP’s fulfillment services business in April 2019. AMREP reported a net loss from continuing operations of $2,465,000, or $0.30 per share, for its 2019 fiscal year ended April 30, 2019 compared to a net loss from continuing operations of $2,564,000, or $0.32 per share, for the prior year. Results for 2018 included a non-cash increase in income tax expense arising from certain federal tax law changes enacted during 2018.

AMREP Corporation, through its subsidiaries, is a major holder of land and leading developer of real estate in New Mexico.

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2019	2018
Revenues from continuing operations	$12,831,000	$8,927,000

Net (loss) from continuing operations	$(2,465,000)	$(2,564,000)

Net income from discontinued operations	$3,992,000	$2,802,000

Net income	$1,527,000	$238,000

(Loss) per share from continuing operations – Basic and Diluted	$(0.30)	$(0.32)

Income per share from discontinued operations – Basic and Diluted	$0.49	$0.35

Income per share – Basic and Diluted	$0.19	$0.03

Weighted average number of common shares outstanding – basic	8,099,000	8,073,000
Weighted average number of common shares outstanding – diluted	8,145,000	8,104,000

AMREP Corporation’s financial statements on Form 10-K are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on AMREP’s website (www.amrepcorp.com/SECfiles).